EXHIBIT 10.3(b)

SECOND AMENDMENT
TO
THE CENTURYTEL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PlAN
2008 RESTATEMENT

WHEREAS, Section 20.02 permits CenturyTel, Inc. (the “Company”) to amend the Plan; and

WHEREAS, at its meeting on December 19, 2007, the Compensation Committee recommended to the Board of Directors that it freeze the Plan as of February 29, 2008 and provide for a lump sum payment option in early 2009; and

WHEREAS, on February 26, 2008, the Board of Directors adopted a resolution approving the Compensation Committee's recommendation; and

WHEREAS, effective February 28, 2008, the Company adopted the First Amendment to the Plan (“First Amendment”) to freeze the Plan and provide for the election of lump sum payments in early 2009; and

WHEREAS, some Participants and beneficiaries who are in pay status did not elect lump sums and will continue to receive annuities; and

WHEREAS, the Board of Directors also approved the transfer of any annuities to the CenturyTel, Inc. Supplemental Defined Benefit Plan (“SDBP”); and

WHEREAS, certain technical amendments need to be made to the Plan.

NOW, THEREFORE, the Plan is amended effective as of the dates specified below, as follows:

I.

The following paragraph is added at the end of the Introduction effective December 31, 2008:

Contemporaneously herewith, the Company has amended the CenturyTel, Inc. Supplemental Defined Benefit Plan ("SDBP"), a plan aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2), to increase its liabilities and its Accrued Benefits so as to provide the annuity benefits to Participants who did not elect a lump sum that this Plan was otherwise scheduled to pay after December 31, 2008.  Accordingly, this Plan is amended to reduce the Accrued Benefit and liability to each such annuitant by the amount of the annuity benefit to be paid from the SDBP.

II.

The following sentence is added at the end of Section 2.01 as amended by the First Amendment, effective December 31, 2008:

Notwithstanding the above, the Accrued Benefit of each Participant currently receiving annuities and who will not receive a lump sum shall be decreased by the amount of the Accrued Benefit liabilities assumed and payable by the SDBP after December 31, 2008.

III.

Section 2.05A is added effective January 1, 2008, to read as follows:

                2.05A   “409A CHANGE IN CONTROL EVENT” shall mean a Change in Control Event as defined in Treasury Regulations §1.409A-3(i)(5).

IV.

Section 10.02 is amended and completely restated effective January 1, 2008, to read in its entirety as follows:

10.02    Participant's vested Accrued Benefit is computed as if it were payable at his Normal Retirement Date.  If a Participant has not completed 10 or more years of Benefit Service on the date of his termination of employment, his Vested Accrued Benefit is payable at his Normal Retirement Date.  If a Participant has attained age 55 and has completed 10 or more years of Benefit Service pursuant to Section 7.01, his benefit shall commence on the first day of the month coincident with or next following the date of termination of employment, reduced as provided in Section 7.04, 7.05 or 7.06, as applicable.  If a Participant has completed 10 or more years of Benefit Service but has not attained age 55 as of the date of his termination of employment pursuant to  Section 7.01, his benefit shall commence on the first day of the month coincident with or next following the date on which he attains age 55, reduced as provided in Section 7.04, 70.5 or 7.06.  The provisions of this Section 10.02 are subject to the provisions of Articles XIV and XV.

V.

Sections 11.01, 11.03 and 11.04 are amended and completely restated effective January 1, 2008, to read in their entirety as follows:

11.01   Notwithstanding anything to the contrary in this Plan or in any applicable law or regulation, upon the occurrence of a Change in Control (the "Effective Date"), the Accrued Benefit of each Participant (other than any Participant whose service as an employee was terminated prior to full vesting of his Accrued Benefit under Section 10.01) and the benefits conferred under this Section shall automatically vest and thereafter may not be adversely affected in any matter without the prior written consent of the Participant. Notwithstanding anything to the contrary in this Plan, upon the occurrence of a 409A Change in Control Event any Participant who is then employed by CenturyTel, Inc. or its subsidiaries ("Active Participants") shall have an irrevocable right to receive, and the Company shall be irrevocably obligated to pay, a lump sum cash payment in an amount determined pursuant to this Section if, during a period commencing upon the Effective Date and ending on the second anniversary of the occurrence of the 409A Change in Control Event, the Active Participant voluntarily or involuntarily separates from service ("Termination"). The lump sum cash payment payable to Active Participants under this Section (the "Lump Sum Payment") shall be paid on the date of Termination, subject to the provisions of Articles XIV and XV.

11.03    Notwithstanding anything to the contrary in this Plan, upon the occurrence of a 409A Change in Control Event, each Participant who has already begun to receive periodic payments under this Plan ("Retired Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount equal to the present value of the Participant's future stream of payments which would otherwise be payable under this Plan. Such lump sum payment shall be paid on the first day of the month following the date of the 409A Change in Control Event. The Company shall offer to assist such Participant in purchasing at such Participant's cost an annuity for the benefit of such Participant.

11.04    Notwithstanding anything to the contrary in this Plan, upon the occurrence of a 409A Change in Control Event, any Participant (other than a Retired Participant) who is then a former employee of the Company or its subsidiaries whose Accrued Benefit is vested under Section 10.01 ("Inactive Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount determined in the manner provided in Section 11.02(b) or (c), as applicable; provided, however, that no Inactive Participant will be entitled to the benefits of Section 11.02(d). Such lump sum payment shall be paid on the first day of the month following the date of a 409A Change in Control Event.

VI.

The Third paragraph of Section 12.03 as added by the First Amendment is amended effective December 31, 2008, to read as follows:

If a Participant who is receiving annuity payments as of May 1, 2008 timely elects to receive a lump sum payment during the Election Window, the annuity payments will continue to the Participant; the Participant’s survivor annuitant, if any; beneficiary, if any; estate or successors through the December 19, 2008 payment only, whether or not the Participant survives through that date, unless the continuation of such payments in 2008 does not satisfy the requirements of §3.02 of Notice 2006-79, as amended by §3 of Notice 2007-86 (“Notices”), in which case the payments will cease at the Participant’s death.  The annuity payments that might otherwise become payable to any Participant not receiving annuity payments as of May 1, 2008 shall be delayed until the earlier of the date the Participant (or those who become Participants on account of the Participant’s death during the Election Window), appropriately files an election form on which no election to take a lump sum payment is made or until the expiration of the Election Window.  If a Participant who was not receiving benefits on May 1, 2008 (or the persons who become Participants during the Election Window because of a Participant’s death) timely files an election during the Election Window to take a lump sum payment, no annuity payments will be made and the Participant (or such persons) will receive only the lump sum payment in early January, 2009, unless annuity payments in 2008 are required by the Notices, in which case the 2008 amounts only shall be paid.

VII.

The Fifth paragraph of Section 12.03 as added by the First Amendment is amended effective December 31, 2008, to read as follows:

If the Participant appropriately elects a lump sum payment during the Election Window (except as provided above in this Section regarding the possible continuation of payments to Participants receiving annuity payments on May 1, 2008 and possibly in connection with a Change of Control as described below), no other payments will be made under any circumstances and neither the Participant nor the Participant’s survivor annuitant, beneficiaries, estate or successors will receive any other annuity or other benefits otherwise provided for in the Plan in the event the Participant terminates employment, retires, dies or becomes disabled, whether before or after the lump sum payment is made, unless payments that otherwise would have been made in 2008 are required by the Notices, in which case such payments shall be paid in 2008.

VIII.

Section 12.03 as added by the First Amendment is amended to delete all references to the term “Change of Control” in such Section 12.03 and replace such references with the term “409A Change in Control Event,” effective December 31, 2008.

IX.

Section 12.04 is added effective December 31, 2008, to read as follows:

12.04   Any annuities that have been paid by this Plan and that may become payable by the SDBP after December 31, 2008 can be paid bi-weekly rather than monthly provided that the bi-weekly annuities are the Actuarial Equivalent of the monthly annuities.

X.

Section 20.01(b) is amended effective January 1, 2008, to read as follows:

(b)    Within the 30 days preceding or the 12 months following a 409A Change in Control Event, provided that Treasury Regulations §1.409A-3(j)(4)(ix)(B) is complied with.

IN WITNESS WHEREOF, CenturyTel has executed this Amendment on this 24th day of October, 2008.

CENTURYTEL, INC.

By:/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer